Filed pursuant to Rule 433

Registration No. 333-259205

ROYAL BANK OF CANADA

MEDIUM-TERM NOTES, SERIES I

$1,000,000,000

4.875% SENIOR NOTES, DUE JANUARY 12, 2026

FINAL TERM SHEET

DATED JANUARY 9, 2023

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	4.875% Senior Notes, due January 12, 2026 (the “Notes”)

Expected Ratings[1]:	A1 / A / AA- (Moody’s / S&P / Fitch)

Principal Amount:	$1,000,000,000

Issue Price:	99.970%

Trade Date:	January 9, 2023

Settlement Date (T+3) [2]:	January 12, 2023

Maturity Date:	January 12, 2026

Minimum Denomination:	$2,000 and multiples of $1,000

Interest Rate:	4.875%

Treasury Benchmark:	4.000% UST due December 15, 2025

Treasury Benchmark Price:	100-05+

Treasury Yield:	3.936%

Re-offer Spread to Treasury Benchmark:	T + 95bps

Re-Offer Yield:	4.886%

Fees:	0.150%

Interest Payment Dates:	Semi-annually on each January 12 and July 12, beginning July 12, 2023

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

2 Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle no later than two business days after the trade date, unless the parties to such trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade on any date more than two business days prior to delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Payment Convention:	Following business day convention, unadjusted

Business Days:	New York, Toronto

Day Count Fraction:	30/360

Listing:	None

Optional Redemption:	None

Canadian Bail-in Powers Acknowledgment:	The Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP / ISIN:	78016FZT4 / US78016FZT47

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC Citigroup Global Markets Inc. J.P. Morgan Securities LLC KeyBanc Capital Markets Inc. Santander Investment Securities Inc. SG Americas Securities, LLC

Co-Managers:

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Commonwealth Bank of Australia

Desjardins Securities Inc.

Fifth Third Securities, Inc.

Huntington Securities, Inc.

M&T Securities, Inc.

MUFG Securities Americas Inc.

nabSecurities, LLC

National Bank of Canada Financial Inc.

Rabo Securities USA, Inc.

Regions Securities LLC

Scotia Capital (USA) Inc.

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Westpac Banking Corporation

Academy Securities, Inc.

Blaylock Van, LLC

Roberts & Ryan Investments, Inc.

Samuel A. Ramirez & Company, Inc.

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC toll free at 1-866-375-6829, Citigroup Global Markets Inc. toll free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, KeyBanc Capital Markets Inc. toll free at 1-866-227-6479, Santander Investment Securities Inc. toll free at 1-855-403-3636 and SG Americas Securities, LLC collect at 1-855-881-2108.